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                                                                    EXHIBIT 10.8

                     LEASE AGREEMENT FOR OFFICE ACCOMMODATION
                AND OTHER BUSINESS ACCOMMODATION NOT GOVERNED BY
                    ARTICLE 7A: 1624 OF THE DUTCH CIVIL CODE

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based on the model adopted by the Real Property Council in February 1996.

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The undersigned:

NEDERLANDSE PHILIPS BEDRIJVEN B.V., established in Eindhoven, lawfully represented by Mr Dijkema in his capacity as director hereafter referred to as the "Lessor";

and

UNIPHASE NETHERLANDS B.V., established in Eindhoven, lawfully represented by Mr Ian Jenks in his capacity as director, hereafter referred to as the "Lessee",



HAVE AGREED AS FOLLOWS



ARTICLE 1 - THE LEASED PROPERTY, DESIGNATION, USE

1.1. This agreement relates to the business accommodation (hereafter referred to as the "leased premises") consisting of the following accommodation:

                            gross m(2)   net m(2)    annual rent in
                                                             NLG
                WA          17,705          98          19,017
                WY          24,630       1,994(56)   1,182,553
                WZ          16,875       3,547       1,855,269
                TOTAL       59,200       5,639       3,057,639


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        The rent relates to the calendar year 1998 and includes the maintenance costs and service costs as listed in annex 2, and excludes VAT.

1.2. The leased premises are located at the Natlab site, Professor Holstlaan at Eindhoven, including parking places at the Natlab site.

1.3. A drawing showing the location of the leased premises is attached in annex 1 a. A detailed list of the rooms and spaces leased is attached in annex 1 b. The parties do not need further specification of the leased premises.

1.4. The leased premises may be used as office space, for assembling purposes, storage or production. Lessee shall have the right to access for 24 hours a day. The installations, equipment and facilities present in the leased premises at the moment of entry into force of this agreement are part of the leased premises, unless they are listed in schedule 1.25 Master Purchase Agreement of same date, containing the schedule of the installations, equipment and facilities owned by the lessee.

1.5. Without the Lessor's prior permission, the Lessee may not assign to the leased property a designation different from the one specified in
        Article 1.2. However, the lessee is entitled to change at its own account, the designation of part of the premises into another designation as described in Article 1.2.

1.6. The maximum permissible load which may be placed on the floors of the leased property shall be 600 kg/m2 for manufacturing space and 300 kg/m2 for office space.

ARTICLE 2 - CONDITIONS

2.1. This agreement shall include the general conditions pertaining to the leasing of office accommodation and other business accommodation not governed by Article 7A: 1624, Dutch Civil Code of February 1996 (hereafter referred to as the "general conditions"). The general conditions are part of the lease and attached in annex 2.


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ARTICLE 3 - TERM, RENEWAL, TERMINATION

3.1. This agreement has been concluded for a term of 5 (five) years commencing on 1 June 1998 and expiring on 31 May 2003, subject to the Lessee being entitled to terminate the lease with respect to each building separately of the space leased prematurely subject to a period of notice of 3 (three) months.

3.2. After expiry of the term specified in Article 3.1, this agreement shall be renewed for a consecutive term of 5 (five) years, thus until 31 May 2008, unless the Lessee has given notice. With respect to this extension period, the Lessee is also entitled to terminate the lease prematurely subject to a notice period of 3 (three) months. Regarding articles 3.1 and 3.2 Lessor is entitled to earlier termination of the lease if Lessee does not make use of the MOVPE reactors in buildings WY anymore for production. Termination of part of the space leased by the Lessee is possible after mutual agreement between the Lessee and the Lessor.

3.3.    The period of notice for the Lessor is six months.

3.4.    Notice must be given by writ or registered letter.

3.5. Premature termination of this agreement shall be allowed in the situations specified in Article 7 of the general conditions.

ARTICLE 4 - PAYMENT OBLIGATION, PAYMENT PERIOD

4.1.    The lessee's payment obligation shall comprise of:

        - the rent, which is inclusive of the maintenance costs and the service costs; as specified in annex 2.

        - the value-added tax due on the rent, or an equivalent amount in accordance with Article 5.


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4.2.    The rent shall be based on the actual use of square meters, being for
        1998 the amounts listed in the schedule in Article 1.1 and specified in the schedule in annex 1 b.

4.3. The rent shall be adjusted in accordance with Articles 4.1 - 4.4 of the general conditions for the first time on 1 January 2000. The parties agree that the rent will not be adjusted to the market.

4.4. The lessor shall supply the services as stated in annex 2. The costs of these services are included in the rent. Thus, Article 12 of the general conditions does not apply.

ARTICLE 5 - VALUE-ADDED (VAT)

5.1.    All sums specified in this agreement shall be exclusive of VAT.

5.2. The parties agree that the Lessor shall charge the Lessee VAT on the rent.

5.3. The Lessee herewith grants the Lessor and its legal successor(s) an irrevocable power of attorney to file a joint application under Article 11(1)(b)(5) of the Sales Tax Act 1968 (application for taxed lease).
        The Lessee shall on request co-sign the application and return it to the Lessor within 14 days of receiving it from the Lessor.

5.4. Lessee declares that it is using the leased premises for purposes which allow it to recover at least 90% of the VAT calculated on the rent instalments. In the event this is no longer so, Lessee will report this in writing to the Lessor.

5.5. In the event that the tax authorities, notwithstanding a properly filed option request, do not allow a VAT taxed rent, or in the event approval of taxed rent be withdrawn, Lessee shall compensate Lessor for its damage as a result of the fact that part of the VAT that the Lessor deducted when constructing the leased premises shall be reimbursed to the tax authorities. The compensation to be


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        paid by Lessee will occur by way of increase of the rent, this being at most the amount of VAT that should have been due if taxed rent was allowed.

5.6 Notwithstanding the foregoing, the Lessor is entitled to an additional increase of the rent in accordance with the damage resulting from the fact that it cannot recover its VAT on maintenance costs.

5.7 The Lessor shall supply all information and documents to the Lessee, which reasonably can be required, with respect to its damage referred to in this article. The Lessee shall have right to an audit with respect to the damage claimed. The Lessor shall cooperate with such audit and make available all books and documents reasonably required by Lessee to it and to its accounts.

ARTICLE 6 - MISCELLANEOUS

6.1. The Lessee is, after having acquired written consent from the Lessor, entitled to make structural and other adjustments to the leased premises. The Lessor may give its consent conditionally, but may not withhold its consent on unreasonable grounds. All adjustments will remain the Lessee's property and Lessee will be entitled to remove these adjustments unless the parties agree otherwise. They may agree the following:

        (1) the adjustments may not be taken away at the end of the lease; the Lessee is or is not entitled to compensation by Lessor of part of the investments; or

        (2) the Lessee shall remove the adjustments at its own costs.

6.2. Lessor shall promptly after signing this agreement conduct at its own account a soil investigation with respect to the leased premises, which will serve as zero situation referred to in Article 2.6.1 of the general conditions.

6.3. In deviation to that determined in Articles 2.5.1 and 2.5.2 of the general conditions, the Lessee shall comply with all the terms and conditions of the Environmental Control Act Permit issued to Lessor and relating to the activities performed by Lessee in the leased premises. The Lessee has received copy of this permit. The Lessor guarantees that the competent authorities


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        approve of the Lessee performing its business subject to Lessor's
        Environmental Control Act Permit.

6.4. The Lessor undertakes to assist the Lessee with further developing the Internal Environmental report and to assist the Lessee with filing the request for an Environmental Control Act Permit, should this be necessary, without being entitled to recover the costs thereof from the Lessee.

6.5. The Lessor shall take out insurance (opstal- en brandverzekering) with respect to the leased premises at its own account.

6.6. In addition to that determined in Articles 2.8 and 2.10.2 under b of the general conditions, the Lessee shall be entitled to advertise its name and product at the entrance of and elsewhere at the Natlab site, provided that such advertisements can be deemed to be reasonably acceptable to the Lessor.

6.7. In deviation of that determined in Article 9 of the general conditions both daily maintenance and structural maintenance of the leased premises is Lessor's responsibility and shall take place at Lessor's expense.

ARTICLE 7 - GUARANTEE

7.1 In deviation of the determined in Article 8.1 of the general conditions, the Lessee shall not be obliged to issue a bank guarantee, provided that Uniphase Corporation being Lessee's parent company guarantees the fulfilment by Lessee of its obligations resulting from this agreement.

ARTICLE 8 - MANAGER

8.1 Subject to any statement to the contrary, the Lessor's manager shall be The Facility Management of the Nat.lab.



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ARTICLE 9 - ADDENDA

9.1     This agreement shall comprise the following addenda:

        -       annex 1 a: drawings of the leased premises

        -       annex 1 b: rooms and spaces leased

        -       annex 2: maintenance and service costs included in the rent

        -       annex 3: general conditions



Drawn up and signed in triplicate originals,

/s/ M. DIJKEMA                            /s/ IAN JENKS
--------------,-----------                -----------------,------------

Lessor: Nederlandse Philips Bedrijven B.V.  Lessee: Uniphase Netherlands B.V.



/s/ DAN E. PETTIT
-------------------------
Uniphase Corporation,
as guarantor



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                                     ADDENDA

Pursuant to Item 601(b)(2) of Regulation S-K, the Addenda to the Lease Agreement have been omitted. The Addenda will be submitted to the Securities and Exchange Commission upon request.